Exhibit 4.8

Termination Agreement of Contractual Arrangements

This Termination Agreement of Contractual Arrangements (this “Agreement”) was entered by and among the following Parties as of July 26, 2022 in Shenzhen, the People’s Republic of China (“China”):

Party A: JPush Information Consultation (Shenzhen) Co., Ltd.

Registered Address: 13/F, Zhongjian Building, No. 006 Keji South 12th Road, High-Tech Zone, Yuehai Street, Nanshan District, Shenzhen

Legal Representative: Chen Guangyan

Party B:

Party B-1: Luo Weidong (a Chinese citizen holding the resident ID Card numbered [***])

Party B-2: Wang Xiaodao (a Chinese citizen holding the resident ID Card numbered [***])

Party B-3: Fang Jiawen (a Chinese citizen holding the resident ID Card numbered [***])

Party C: Shenzhen Hexun Huagu Information Technology Co., Ltd.

Registered address: 14/F, Zhongjian Building, No. 006 Keji South 12th Road, High- Tech Zone, Yuehai Sub-district, Nanshan District, Shenzhen

Legal Representative: Chen Guangyan

Party D: Aurora Mobile Limited

Registered Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(For the purpose hereof, Party B-1, Party B-2 and Party B-3 are collectively referred to as “Party B”; and Party A, Party B, Party C and Party D are collectively referred to as the “Parties” and individually as a “Party”.)

WHEREAS:

1. On August 5, 2014, Party A and Party C entered into an Exclusive Business Cooperation Agreement;

2. On March 28, 2018, Party A, Party B and Party D entered into a Financial Support Agreement and a Shareholder Voting Proxy Agreement;

3. On April 20, 2018, Party A, Party B and Party C entered into an Equity Pledge Agreement and an Exclusive Purchase Right Agreement;

The Exclusive Business Cooperation Agreement, the Financial Support Agreement, the Shareholder Voting Proxy Agreement, the Equity Pledge Agreement and the Exclusive Purchase Right Agreement are hereinafter collectively referred to as the “Control Agreements”.

NOW, THEREFORE, with respect to the termination of the Control Agreements and any other documents pertaining thereto (if any), the Parties, through negotiation, agree as follows:

1.

The Parties irrevocably agree to terminate the Control Agreements. From the date on which this Agreement takes effect, the aforesaid Control Agreements will automatically become null and void without any further legal effect upon any Party.

2.

The Parties hereby agree and acknowledge that, the rights and obligations of the Parties under the Control Agreements shall be terminated immediately after the termination thereof, whereupon the Parties shall no longer have any right, obligation or responsibility that has not been performed in respect of, nor shall any Party be entitled to any demand, claim or other right against the other Parties for the rights and obligations under, the Control Agreements.

3.

The Parties hereby unanimously acknowledge and agree that no Party shall be required to effect any compensation, fee or other payment to the other Parties for the termination of the Control Agreements.

4.	Each Party hereby represents and warrants that:

(1)

it has obtained necessary authorizations with the right to execute this Agreement, and by executing and performing this Agreement, it will not be deemed to be in conflict with, impair or violate any laws, regulations or agreements binding on or affecting it;

(2)	this Agreement will, after being executed, constitute its legal, effective and binding obligations which are enforceable against it according to the provisions hereof; and

(3)	it is subject to no litigation, arbitration, legal, administrative or other procedure or government investigation related to this Agreement and the Control Agreements.

5.

Each Party shall execute all such documents and take all such actions as are necessary and advisable, actively cooperate with the other Parties in acquiring relevant registration documents and handling pertinent termination procedures, for duly terminating the Parties’ rights and obligation under the Control Agreements.

6.

The Parties acknowledge and confirm that any oral or written information exchanged among them pertaining to this Agreement shall be confidential and be kept by them in confidence without disclosure to any third party before the other Parties’ written consent, save insofar as the information: (1) is or will be public domain (other than through the receiving party’s unauthorized disclosure); (2) is required to be disclosed by applicable laws or regulations; or (3) is disclosed by any Party to its prospective investors, legal advisers or financial advisers to the extent necessary in connection with the transaction contemplated hereby, provided that the prospective investors, the legal advisers or the financial advisers shall also abide by confidentiality obligations similar to those in this clause. The disclosure of confidential information by employees of or institutions hired by any Party shall be deemed as the disclosure thereof by the Party, subjecting the Party to be liable for breach of contract in accordance herewith. This clause shall survive any termination of this Agreement for whatever reason.

7.

This Agreement and all issues related to the interpretation hereof shall be governed by Chinese laws. Any dispute arising from and in connection with this Agreement, including but not limited to its existence, validity or termination, shall be settled through friendly negotiation. If the negotiation fails, any Party may, at its option, submit the dispute to South China International Economic and Trade Arbitration Commission for arbitration in Shenzhen according to its arbitration rules.

8.	This Agreement shall come into effect after execution by the Parties on the date first written above.

9.

The Parties may amend and supplement this Agreement by written instrument. Any amendment and/or supplement to this Agreement made by the Parties shall form an integral part of, with the same effect as this Agreement.

10.	All expenses hereunder shall be respectively borne by the Parties in accordance with the law.

11.	The invalidity of any provision hereof shall not in any event affect the legal effect of the rest hereof.

12.	This Agreement may be executed in counterparts, each of which shall have the same effect.

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Party A: JPush Information Consultation (Shenzhen) Co., Ltd.

Company seal: /s/ JPush Information Consultation (Shenzhen) Co., Ltd.

By:	/s/ Chen Guangyan
Name: Chen Guangyan
Title: Legal Representative

Party B-1: Luo Weidong

By:	/s/ Luo Weidong

Party B-2: Wang Xiaodao

By:	/s/ Wang Xiaodao

Party B-3: Fang Jiawen

By:	/s/ Fang Jiawen

Party C: Shenzhen Hexun Huagu Information Technology Co., Ltd.

Company seal: /s/ Shenzhen Hexun Huagu Information Technology Co., Ltd..

By:	/s/ Chen Guangyan
Name: Chen Guangyan
Title: Legal Representative

Party D: Aurora Mobile Limited
Company seal: /s/ Aurora Mobile Limited

By:	/s/ Luo Weidong
Name: Luo Weidong
Title: Director